Exhibit 77D - Policies with respect to security investments -
For Period Ended 10-31-2008

First Trust Strategic High Income Fund II

On September 15, 2008, the Fund's Board of Trustees approved a change in the Fund's temporary defensive policy. Previously, the temporary defensive policy of the Fund permitted it to deviate from its investment strategy and invest all or any portion of its managed assets in cash or cash equivalents. Cash equivalents, in general terms, include: U.S. Government securities, certificates of deposit, repurchase agreements, commercial paper, bankers' acceptances, bank time deposits and money market funds. Under the revised temporary defensive policy, the Fund may deviate from its investment strategy and invest all or any portion of its total assets in cash, cash equivalents and certain other defensive instruments, including manufactured home loan-backed securities; certain securities guaranteed by the U.S. Government or its agencies or instrumentalities; asset-backed securities representing direct or indirect participations in, or secured by and payable from, pools of leases of aircrafts and/or loans to purchase aircrafts; asset-backed securities representing direct or indirect participations in, or secured by and payable from, loans or other obligations of franchises; corporate bonds; and any other securities rated in the AA category or better by at least one nationally recognized statistical rating organization
(collectively, the "Defensive Instruments").

Temporary Defensive Policy:
      During the period in which the net proceeds of
the offering of Common Shares are being invested, the
issuance of Preferred Shares, if any, commercial paper
or notes and/or borrowings are being invested, or
during periods in which First Trust Advisors L.P. (the
"Advisor") or Vahalla Capital Partners (the "Sub-
Advisor") determines that it is temporarily unable to
follow the Fund's investment strategy or that it is
impractical to do so, the Fund may deviate from its
investment strategy and invest all or any portion of
its Managed Assets in cash and Defensive Instruments
(as such term is defined below) and/or may use such
cash and proceeds from the sale of Defensive
Instruments or other assets to pay down any leverage
of the Fund.  The Advisor's or the Sub-Advisor's
determination that it is temporarily unable to follow
the Fund's investment strategy or that it is
impracticable to do so will generally occur only in
situations in which a market disruption event has
occurred and where trading in the securities selected
through application of the Fund's investment strategy
is extremely limited or absent.  In such a case, the
Fund may not pursue or achieve its investment
objectives.
      Defensive Instruments are defined to include:
	A.	Cash Equivalents -
	(1)	U.S. Government securities,
including bills, notes and bonds differing
as to maturity and rates of interest that
are either issued or guaranteed by the U.S.
Treasury or by U.S. Government agencies or
instrumentalities.  U.S. Government agency
securities include securities issued by:
(a) the Federal Housing Administration,
Farmers Home Administration, Export-Import
Bank of the United States, Small Business
Administration, and the Government National
Mortgage Association, whose securities are
supported by the full faith and credit of
the United States; (b) the Federal Home Loan
Banks, Federal Intermediate Credit Banks,
and the Tennessee Valley Authority, whose
securities are supported by the right of the
agency to borrow from the U.S. Treasury;
(c) the Federal National Mortgage
Association, whose securities are supported
by the discretionary authority of the U.S.
Government to purchase certain obligations
of the agency or instrumentality; and
(d) the Student Loan Marketing Association,
whose securities are supported only by its
credit.  While the U.S. Government provides
financial support to such U.S.
Government-sponsored agencies or
instrumentalities, no assurance can be given
that it always will do so since it is not so
obligated by law.  The U.S. government, its
agencies and instrumentalities do not
guarantee the market value of their
securities.  Consequently, the value of such
securities may fluctuate.
	(2)	Certificates of deposit issued
against funds deposited in a bank or a
savings and loan association.  Such
certificates are for a definite period of
time, earn a specified rate of return, and
are normally negotiable.  The issuer of a
certificate of deposit agrees to pay the
amount deposited plus interest to the bearer
of the certificate on the date specified
thereon.  Under current FDIC regulations,
the maximum insurance payable as to any one
certificate of deposit is $100,000;
therefore, certificates of deposit purchased
by the Fund may not be fully insured.
	(3)	Repurchase agreements, which involve
purchases of debt securities.  At the time
the Fund purchases securities pursuant to a
repurchase agreement, it simultaneously
agrees to resell and redeliver such
securities to the seller, who also
simultaneously agrees to buy back the
securities at a fixed price and time.  This
assures a predetermined yield for the Fund
during its holding period, since the resale
price is always greater than the purchase
price and reflects an agreed-upon market
rate.  Such actions afford an opportunity
for the Fund to invest temporarily available
cash.  Pursuant to the Fund's policies and
procedures, the Fund may enter into
repurchase agreements only with respect to
obligations of the U.S. Government, its
agencies or instrumentalities; certificates
of deposit; or bankers' acceptances in which
the Fund may invest.  Repurchase agreements
may be considered loans to the seller,
collateralized by the underlying securities.
The risk to the Fund is limited to the
ability of the seller to pay the agreed-upon
sum on the repurchase date; in the event of
default, the repurchase agreement provides
that the Fund is entitled to sell the
underlying collateral.  If the seller
defaults under a repurchase agreement when
the value of the underlying collateral is
less than the repurchase price, the Fund
could incur a loss of both principal and
interest.  The Sub-Adviser monitors the
value of the collateral at the time the
action is entered into and at all times
during the term of the repurchase agreement.
The Sub-Adviser does so in an effort to
determine that the value of the collateral
always equals or exceeds the agreed-upon
repurchase price to be paid to the Fund.  If
the seller were to be subject to a federal
bankruptcy proceeding, the ability of the
Fund to liquidate the collateral could be
delayed or impaired because of certain
provisions of the bankruptcy laws.
	(4)	Commercial paper, which consists of
short-term unsecured promissory notes,
including variable rate master demand notes
issued by corporations to finance their
current operations.  Master demand notes are
direct lending arrangements between the Fund
and a corporation.  There is no secondary
market for such notes.  However, they are
redeemable by the Fund at any time.  The
Sub-Adviser will consider the financial
condition of the corporation (e.g., earning
power, cash flow, and other liquidity
measures) and will continuously monitor the
corporation's ability to meet all its
financial obligations, because the Fund's
liquidity might be impaired if the
corporation were unable to pay principal and
interest on demand.  Investments in
commercial paper will be limited to
commercial paper rated in the highest
categories by a nationally recognized
statistical rating organization and which
mature within one year of the date of
purchase or carry a variable or floating
rate of interest.
	(5)	Bankers' acceptances, which are
short-term credit instruments used to
finance commercial transactions.  Generally,
an acceptance is a time draft drawn on a
bank by an exporter or an importer to obtain
a stated amount of funds to pay for specific
merchandise.  The draft is then "accepted"
by a bank that, in effect, unconditionally
guarantees to pay the face value of the
instrument on its maturity date.  The
acceptance may then be held by the accepting
bank as an asset or it may be sold in the
secondary market at the going rate of
interest for a specific maturity.
	(6)	Bank time deposits, which are monies
kept on deposit with banks or savings and
loan associations for a stated period of
time at a fixed rate of interest.  There may
be penalties for the early withdrawal of
such time deposits, in which case the yields
of these investments will be reduced.
	(7)	Shares of money market funds
purchased in accordance with the provisions
of the 1940 Act.
B.	   Manufactured Home Loan-Backed Securities
- securities representing a direct or
indirect participation in, or are secured by
and payable from, pools of loans used to
purchase manufactured housing and the
security interest therein.*
C.	  Securities guaranteed by the U.S.
Government or its agencies or
instrumentalities that are not included as
cash equivalents above or as RMBS.*
D.	Asset-backed securities representing direct
or indirect participations in, or are
secured by and payable from pools of leases
of aircrafts and/or loans to purchase
aircrafts.*
E.	Asset-backed securities representing direct
or indirect participations in, or are
secured by and payable from, loans or other
obligations of franchises.*
F.         Corporate bonds - debt obligations
issued by corporations.*
G.	Any other securities rated a AA category or
better by at least one nationally recognized
statistical rating organization ("NRSRO").*
If the rating on a security is subsequently
downgraded, the Advisor and/or Sub-Advisor
will determine whether to retain the
security as a Defensive Instrument, retain
the security but not as a Defensive
Instrument or dispose of the security.
   *To be eligible as a Defensive Instrument, the
Sub-Advisor must determine in each case at the
time of purchase that the security to be
purchased is less risky than RMBS currently
available in the marketplace that would be
consistent with the Fund's investment strategy.